Exhibit 99.1

UNIVERSAL HEALTH REALTY INCOME TRUST		Universal Corporate Center
367 S. Gulph Road
P.O. Box 61558
King of Prussia, PA 19406
(610) 265-0688

FOR IMMEDIATE RELEASE
CONTACT:	Charles Boyle	February 23, 2010
Chief Financial Officer
(610) 768-3300

UNIVERSAL HEALTH REALTY INCOME TRUST

REPORTS 2009 FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS

Three-month periods ended December 31, 2009 and 2008:

KING OF PRUSSIA, PA- Universal Health Realty Income Trust (NYSE:UHT) announced today that for the quarter ended December 31, 2009, net income was $4.6 million, or $.38 per diluted share, as compared to a reported net loss of $870,000, or $.07 per diluted share, during the comparable quarter in the prior year. As indicated on the Supplemental Schedule of Adjusted Net Income (“Supplemental Schedule”), included in net income during the three and twelve-month periods ended December 31, 2008, was an asset impairment charge recorded in connection with a medical office building complex located in Riverdale, Georgia. After adjusting for the provision for asset impairment, as indicated on the Supplemental Schedule, our adjusted net income for the quarter ended December 31, 2008 was $3.7 million, or $0.31 per diluted share.

Our net income during the fourth quarter of 2009 increased $852,000, or $.07 per diluted, share, over the adjusted net income earned during the fourth quarter of 2008. The increase was due to: (i) a favorable change of $250,000, or $.02 per diluted share, from reduced other operating expenses resulting primarily from higher than anticipated building maintenance and repairs expense incurred at one of our medical office buildings (“MOBs”) during the fourth quarter of 2008; (ii) a favorable change of $132,000, or $.01 per diluted share, resulting from net increase in our share of income generated at various properties owned by unconsolidated limited liability companies (“LLCs”) in which we hold non-controlling ownership interests; (iii) a favorable change of $131,000, or $.01 per diluted share, from a net decrease in interest expense resulting primarily from a decrease in the average cost of borrowings pursuant to our revolving credit facility (partially offset by increased average outstanding borrowings), and; (iv) approximately $300,000, or $.03 per diluted share, of other combined favorable changes including the income generated at a newly constructed MOB that was competed and opened during the first quarter of 2009 and an increase in bonus rentals earned on the UHS hospital facilities.

During the fourth quarter of 2009, our funds from operations (“FFO”) increased 18% to $8.5 million, or $.71 per diluted share, as compared to $7.2 million, or $.61 per diluted share, as adjusted for the impact of the asset impairment, during the fourth quarter of 2008.

The fourth quarter dividend of $.60 per share was paid on December 31, 2009. At December 31, 2009, our shareholders’ equity was $141.0 million and our liabilities for borrowed funds were $84.3 million, including mortgage and other debt of consolidated entities, which is non-recourse to us, totaling $35.5 million.

Property Development Activity:

As of December 31, 2009, construction continued on two MOBs which are owned by LLCs in which we hold non-controlling ownership interests, as follows: (i) Texoma Medical Plaza located in Denison, Texas, on the campus of a newly constructed and recently opened replacement acute care hospital owned and operated by a wholly-owned subsidiary of UHS, which is scheduled to be completed and opened during the first quarter of 2010, and; (ii) BRB Medical Office Building, located in Kingwood, Texas, which is scheduled to be completed and opened during the third quarter of 2010.

During 2009, we completed construction and opened three medical office buildings (“MOBs”), which are owned by LLCs in which we hold non-controlling majority ownership interests, as follows: (i) Summerlin Hospital Medical Office Building III located in Las Vegas, Nevada, on the campus of an acute care hospital owned and operated by a wholly-owned subsidiary of UHS (included in our financial statements on a consolidated basis); (ii) Deer Valley Medical Office Building III located in Phoenix, Arizona (included in our financial statements on an unconsolidated basis), and; (iii) Auburn Medical Office Building II located in Auburn, Washington, on the campus of an acute care hospital owned and operated by a wholly-owned subsidiary of UHS (included in our financial statements on an unconsolidated basis).

Years ended December 31, 2009 and 2008:

For the year ended December 31, 2009, net income was $18.6 million, or $1.56 per diluted share, as compared to reported net income of $11.7 million, or $.98 per diluted share, during 2008. After adjusting for the provision for asset impairment recorded during the fourth quarter of 2008, as indicated on the Supplemental Schedule, our adjusted net income for the year ended December 31, 2008 was $16.2 million, or $1.37 per diluted share

Our net income during the year ended December 31, 2009 increased $2.3 million, or $.19 per diluted, share, over the adjusted net income earned during the year ended December 31, 2008. The increase was primarily due to: (i) an increase in our share of income generated at various unconsolidated LLCs, including the effect of a favorable adjustment resulting from a change in estimate to the operating expenses of a certain LLC; (ii) a decrease in interest expense on our revolving credit facility resulting from a decrease in our average cost of borrowings, partially offset by increased average outstanding borrowings (net of interest expense related to two new MOBs which were completed and opened during the third quarter of 2008 and the first quarter of 2009); (iii) an increase in the bonus rentals earned on the UHS hospital facilities, and; (iv) the income generated at a newly constructed MOB that was completed and opened during the first quarter of 2009.

The increases in base rentals–UHS facilities, depreciation and amortization, other operating expenses and interest expense during the three and twelve months ended December 31,

2009, as compared to the comparable prior year periods, resulted primarily from the operating results of two newly constructed medical office buildings which were completed and opened during the third quarter of 2008 and the first quarter of 2009.

For the year ended December 31, 2009, our FFO increased 13% to $33.3 million, or $2.80 per diluted share, as compared to $29.6 million, or $2.49 per diluted share, as adjusted for the impact of the asset impairment, during 2008

Equity Issuance Program:

Pursuant to the terms of our previously announced at-the-market equity issuance program, we issued 184,600 common shares of beneficial interest which generated aggregate cash proceeds, net of commissions, of $5.6 million during the fourth quarter of 2009.

Dividends Paid During 2009

Dividends of $2.38 per share were declared and paid during 2009, of which $1.94 per share was ordinary income and $.44 per share was a return of capital distribution.

General Information, Forward-Looking Statements and Non-GAAP Financial Measures:

Universal Health Realty Income Trust, a real estate investment trust, invests in healthcare and human service related facilities including acute care hospitals, behavioral healthcare facilities, rehabilitation hospitals, sub-acute care facilities, surgery centers, childcare centers and medical office buildings. We have fifty-one real estate investments in fifteen states.

We believe that FFO and adjusted net income and adjusted net income per diluted share, which are non-GAAP financial measures (“GAAP” is Generally Accepted Accounting Principles in the United States of America), are helpful to our investors as measures of our operating performance. In addition, we believe that comparing and discussing our financial results based on these measures, as calculated, is helpful to our investors since it neutralizes the effect in each year of items that are nonrecurring or non-operational in nature including items such as, but not limited to, provisions for asset impairments and gains on sales of assets. FFO is a widely recognized measure of REIT performance. We compute FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (“NAREIT”), except for the adjustments made to the 2008 periods presented to neutralize the impact of the provision for asset impairment, which may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than we interpret the definition. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered to be an alternative to net income determined in accordance with GAAP. In addition, FFO should not be used as: (i) an indication of our financial performance determined in accordance with GAAP; (ii) as an alternative to cash flow from operating activities determined in accordance with GAAP; (iii) as a measure of our liquidity; (iv) nor is FFO an indicator of funds available for our cash needs, including our ability to make cash distributions to shareholders. A reconciliation of our reported net income to FFO is shown below.

To obtain a complete understanding of our financial performance these measures should be examined in connection with net income, determined in accordance with GAAP, as presented in the condensed consolidated financial statements and notes thereto in this report or in our other filings with the Securities and Exchange Commission including our Report on Form 10-Q for the quarterly period ended September 30, 2009 and Report on Form 10-K for the year ended December 31, 2008. Since the items included or excluded from these measures are significant components in understanding and assessing financial performance under GAAP, these measures should not be considered to be alternatives to net income as a measure of our operating performance or profitability. Since these measures, as presented, are not determined in accordance with GAAP and are thus susceptible to varying calculations, they may not be comparable to other similarly titled measures of other companies. Investors are encouraged to use GAAP measures when evaluating our financial performance.

The matters discussed in this report, as well as the news releases issued from time to time by us, include certain statements containing the words “believes”, “anticipates”, “intends”, “expects” and words of similar import, which constitute “forward-looking statements” within the meaning of Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Readers should not place undue reliance on such forward-looking statements which reflect management’s view only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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Universal Health Realty Income Trust

Consolidated Statements of Income

For the Three and Twelve Months Ended December 31, 2009 and 2008

(amounts in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Revenues:
Base rental - UHS facilities	$3,676	$3,323	$14,413	$12,828
Base rental - Non-related parties	2,714	2,537	10,434	9,936
Bonus rental - UHS facilities	1,032	974	4,199	3,943
Tenant reimbursements and other - Non-related parties	632	683	2,696	2,352
Tenant reimbursements and other - UHS facilities	33	25	172	125

	8,087	7,542	31,914	29,184

Expenses:
Depreciation and amortization	1,652	1,532	6,399	5,904
Advisory fees to UHS	415	416	1,606	1,567
Other operating expenses	1,467	1,630	5,977	5,146
Provision for asset impairment	—	4,575	—	4,575

	3,534	8,153	13,982	17,192

Income/(loss) before equity in income of unconsolidated limited liability companies (“LLCs”) and interest expense	4,553	(611)	17,932	11,992

Equity in income of unconsolidated LLCs	576	444	3,092	2,052

Interest expense, net	(572)	(703)	(2,448)	(2,391)

Net income/(loss)	$4,557	($870)	$18,576	$11,653

Basic earnings/(loss) per share	$0.38	($0.07)	$1.56	$0.98

Diluted earnings/(loss) per share	$0.38	($0.07)	$1.56	$0.98

Weighted average number of shares outstanding - Basic	11,946	11,857	11,891	11,851
Weighted average number of share equivalents	1	13	6	31

Weighted average number of shares and equivalents outstanding - Diluted	11,947	11,870	11,897	11,882

Calculation of Funds From Operations (“FFO”), as adjusted for the impact of asset impairment:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Net income/(loss)	$4,557	($870)	$18,576	$11,653

Plus: Depreciation and amortization expense:
Consolidated investments	1,609	1,518	6,283	5,832
Unconsolidated affiliates	2,315	1,979	8,466	7,511
Provision for asset impairment	—	4,575	—	4,575

Funds from operations (FFO)	$8,481	$7,202	$33,325	$29,571

Funds from operations (FFO) per share - Basic	$0.71	$0.61	$2.80	$2.50

Funds from operations (FFO) per share - Diluted	$0.71	$0.61	$2.80	$2.49

Dividend paid per share	$0.600	$0.590	$2.380	$2.340

Universal Health Realty Income Trust

Supplemental Schedule of Adjusted Net Income (“Supplemental Schedule”)

For the Three and Twelve Months Ended December 31, 2009 and 2008

(amounts in thousands, except per share amounts)

(unaudited)

	Three Months ended December 31, 2009		Three Months ended December 31, 2008
	Amount	Per Diluted Share	Amount	Per Diluted Share
Reported net income/(loss)	$4,557	$0.38	($870)	($0.07)
Adjustments:
Provision for asset impairment	—	—	4,575	0.39

Adjusted net income	$4,557	$0.38	$3,705	$0.31

	Twelve Months ended December 31, 2009		Twelve Months ended December 31, 2008
	Amount	Per Diluted Share	Amount	Per Diluted Share
Reported net income	$18,576	$1.56	$11,653	$0.98
Adjustments:
Provision for asset impairment	—	—	4,575	0.39

Adjusted net income	$18,576	$1.56	$16,228	$1.37

Universal Health Realty Income Trust

Consolidated Balance Sheets

(dollar amounts in thousands)

(unaudited)

	December 31, 2009	December 31, 2008
Assets:

Real Estate Investments:
Buildings and improvements	$207,597	$191,761
Accumulated depreciation	(72,405)	(66,255)

	135,192	125,506
Land	19,348	19,348
Construction in progress	—	9,795

Net Real Estate Investments	154,540	154,649

Investments in and advances to limited liability companies (“LLCs”)	61,934	56,462

Other Assets:
Cash and cash equivalents	3,038	618
Base and bonus rent receivable from UHS	2,039	1,982
Rent receivable - other	980	945
Deferred charges, notes receivable and intangible and other assets, net	6,294	6,400

Total Assets	$228,825	$221,056

Liabilities:

Line of credit borrowings	$48,800	$39,000
Mortgage notes payable, non-recourse to us	6,677	6,892
Mortgage, construction and other loans payable of consolidated LLCs, non-recourse to us	28,790	25,800
Accrued interest	142	190
Accrued expenses and other liabilities	2,251	3,196
Tenant reserves, escrows, deposits and prepaid rents	981	883

Total Liabilities	87,641	75,961

Equity:

Preferred shares of beneficial interest, $.01 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Common shares, $.01 par value; 95,000,000 shares authorized; issued and outstanding: 2009 - 12,089,474 2008 -11,865,919	121	119
Capital in excess of par value	195,209	189,347
Cumulative net income	357,294	338,718
Cumulative dividends	(411,662)	(383,256)

Total Universal Health Realty Income Trust Shareholders’ Equity	140,962	144,928
Third-party equity interests	222	167

Total Equity	141,184	145,095

Total Liabilities and Equity	$228,825	$221,056